UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934Date of Report (Date of earliest event reported): February 29, 2012

TRX, INC.

(Exact Name Of Registrant As Specified In Charter)

Georgia	000-51478	58-2502748
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2970 Clairmont Road, Suite 300

Atlanta, Georgia 30329

(Address of principal executive offices, including zip code)

(404) 929-6100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

ITEM 4.02     NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

TRX, Inc. (the “Company”) has determined that, based on the application of generally accepted accounting principles, the calculation of stock-based compensation expense related to stock options in certain previously issued financial statements of the Company was incorrect. The calculation applied forfeiture adjustments to both vested and unvested outstanding stock options, rather than only to unvested outstanding stock options, which resulted in an understatement of stock-based compensation expense. The error has no effect on the Company’s revenues, net cash flow provided by operating activities, or total shareholders’ deficit, nor on the covenants under the Company’s credit facility.

As a result of the foregoing, and after discussion with the Audit Committee of the Company’s Board of Directors and its independent registered public accounting firm, Deloitte & Touche LLP, on February 29, 2012, the management of the Company determined that the Company’s audited consolidated financial statements and the related report of Deloitte & Touche LLP, included in the Company’s Form 10-K as of and for the fiscal year ended December 31, 2010, as well as the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011, and September 30, 2011, should no longer be relied upon. Based on the Financial Accounting Standards Board guidance related to Accounting Changes and Error Corrections, the Company will restate its consolidated financial statements for the periods referred to above to correct the error.

The Audit Committee has discussed these matters with Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

The Company is in the process of preparing restated financial statements for the above-referenced annual period, which will be included in the Company’s Form 10-K for the year ended December 31, 2011. The Company intends to file the Form 10-K for the year ended December 31, 2011 on March 6, 2012. The Company plans to restate the above-referenced 2011 quarterly periods when they are included in Quarterly Reports filed on Form 10-Q for the comparable periods in 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRX, INC.
(Registrant)

Date:	March 6, 2012	/s/ David D. Cathcart
David D. Cathcart Chief Financial Officer